Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 1st of May, 2004 (the "Effective Date") by and between THE RICEX COMPANY, a Delaware corporation ("Employer") and Ike E. Lynch ("Employee").

In consideration of the mutual covenants and obligations herein set forth, the parties hereto agree as follows:

1.    Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth below, which supercede in their entirety the terms and conditions of any previous employment agreement between Employer and Employee.

2.    Position; Scope of Employment. Employee shall have the position of Vice President of Operations for The RiceX Company and Chief Operating Officer for the Company’s subsidiary, Food Extrusion Montana. Employee shall manage the operations of Employer by directing and coordinating activities consistent with established goals, objectives and policies. In performing the services hereunder, Employee shall follow the direction set by the Chief Executive Officer and Board of Directors, and shall implement such programs as he deems necessary to ensure attainment of Employer’s business plan for growth and profit. Employee also shall provide direction and structure for all operating units, shall participate in developing policy and strategic plans, and shall manage all activities associated with Employer’s production, engineering, construction, quality assurance, logistics and research and development.

2.1.    Time and Effort. At Employer’s direction, Employee shall devote a minimum of thirty (30) hours per month to a maximum of one hundred (100) hours per calendar month to the performance of Employee's duties under this Agreement. Any work assignments requiring more than one hundred (100) hours per calendar month shall be accommodated by Employee, so long as any such assignment does not exceed six (6) months duration in any calendar year. Employee will have the right to work from his home office and Employer will have the right to make reasonable travel requests from time to time of Employee.

2.2    Other Employment. Employee may render services to third parties for compensation or other benefit, so long as such other business activities in no way interfere with the performance of Employee's duties under this Agreement.

2.3.    Rules and Regulations. Employee agrees to observe and comply with Employer's rules and regulations as provided by Employer and as may be amended from time to time by Employer, and will carry out and faithfully perform such orders, directions and policies of Employer.

3.    Term of Employment. Employee's term of employment pursuant to this Agreement shall commence on the Effective Date and shall automatically terminate on the fifth anniversary of the Effective Date, unless (i) terminated earlier as provided herein, or (ii) extended pursuant to written notice from Employer to Employee, which notice shall be given not less than six (6) months prior to the expiration of the initial term, and operate to extended the term hereof for an additional term of five (5) years.

4.    Compensation. During the term of this Agreement, Employer shall compensate Employee for his services to Employer at a rate of $3000/month for up to thirty (30) hours of work per month. If more than thirty (30) hours of work per month is required by Employer, Employee shall be compensated at a rate of $100/hour for all additional hours worked. Employee’s compensation shall be subject to an annual adjustment of five percent (5%) upon each anniversary date of the Effective Date.

4.1.    Benefits. Employee shall be provided with medical insurance and such other benefits as provided to Employer's other similarly situated employees and in accordance with Employer's policies, as modified from time to time in Employer's sole and absolute discretion.

4.2.    Reimbursement of Expenses. During the term of this agreement, Employee shall be reimbursed for all standard travel expenses as outlined in the Company Employee Manual. Office expenses including rent and utilities will be paid by the Employer.

4.3.    Vacation and Sick Leave. Employee shall be entitled to four weeks of vacation each calendar year. Employee's vacation shall accrue at the rate of thirteen and one-thirds (13 1/3) hours per month but in no event shall Employee's total accrued vacation exceed eight (8) weeks. In lieu of vacation time off, the employee may elect to be paid accrued vacation time at the Employee’s existing prevailing hourly rate. Employee shall be entitled to sick leave in accordance with Employer's sick leave policy.

4.4.    Automobile. Employer shall make lease/purchase payments on behalf of Employee, up to a maximum amount of eight hundred dollars ($800) per month. Employer shall also reimburse Employee for his actual expenses incurred in the operation of one automobile for automobile insurance, and annual registration and maintenance, subject to receipt of documentation therefor reasonably satisfactory to Employer.

4.5.    Bonus. Employee shall be eligible to participate in Employer’s bonus program if and when implemented to the same extent as other similarly situated employees of Employer. Employer intends to adopt such a program prior to the expiration of this Agreement, but makes no further representations as to the terms of such program or the date on which such program may be enacted. An international business development bonus will be paid to the employee for any international deal structured by the employee. The bonus will be determined by the Compensation Committee of the Board and will be consistent with similar bonuses paid for similar activities in commercial deals.

4.6.    Stock or Stock Option Plan. If Employer grants stock or other equity incentives to its other similarly situated employees during the term of this Agreement, Employer shall consider granting stock or other equity incentives to Employee, in the amounts and upon such terms and conditions as Employer shall, in its sole and absolute discretion, determine.

4.7.    Relocation Expenses. The Employer will provide a one-time relocation allowance of $6,000 during the term of this agreement.

5.    Termination of Employment

5.1.    Termination Events. Employee's employment shall be terminated prior to the expiration of this Agreement (“Early Termination”) upon the occurrence of any of the following events: (i) the mutual written agreement of Employer and Employee; (ii) Employee's disability which shall, for the purposes of this Agreement, mean Employee's inability due to physical or mental impairment to perform Employee's duties and obligations under this Agreement, despite reasonable accommodation by Employer, for a period exceeding in the aggregate three (3) months in any twelve (12) consecutive month period; (iii) Employee's death; (iv) notice by Employer of termination for cause as defined in Section 5.2 below; (iv) written notice of termination by Employer without cause upon fourteen (14) days’ notice, subject to the Compensation Upon Early Termination provisions of Section 5.3 below.

5.2.    Termination for Cause. Employer reserves the right to terminate this Agreement for cause upon (i) Employee's willful and continued failure substantially to perform his duties and obligations under this Agreement after written demand for substantial performance has been delivered to Employee by Employer, which demand sets forth with reasonable specificity the deficiencies in Employee's performance and gives Employee not less than thirty (30) days to correct such deficiencies; (ii) fraud or intentional material misrepresentation by Employee, (iii) unauthorized disclosure or use of Employer's trade secrets or Confidential Information by Employee; (iv) Employee's conviction of a felony; (v) theft or conversion of Employer's property by Employee; or (vi) Employee's habitual misuse of alcohol, illegal narcotics or other intoxicant.

5.3.    Compensation Upon Early Termination. Upon early termination, Employer shall pay Employee compensation as follows.

(A)    If Employee is terminated by Employer for cause, voluntarily resigns, dies, or becomes disabled as such term is used in Section 5.1 of this Agreement, Employer shall pay Employee, or Employee’s representative, all accrued but unpaid salary and vacation pay accrued through the effective date of the termination.

(B)    If Employee is terminated by Employer without cause, Employer shall pay to Employee as liquidated damages, and in lieu of any and all other claims that Employee may have against Employer, the remaining term of the agreement times the average annual Employee compensation of the previous twenty-four months (or actual number of months worked if fewer than twenty-four), with a maximum payment of two hundred and fifty thousand dollars. Employer's payment pursuant to this section shall fully and completely discharge any and all obligations of Employer to Employee arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims that Employee may have against Employer, not including any obligation under the Worker’s Compensation laws including its Employer's Liability provisions.

(C)    If Employee is terminated as the result of a Change in Control and Employee is not employed in the same capacity or being paid the same salary by the new entity, then Employee shall receive a severance payment of one hundred and eighty thousand dollars ($180,000). In addition, if Employee is terminated as the result of a Change in Control and Employee is not employed in the same capacity by the new entity, Employer agrees to continue Employee’s medical and dental insurance benefits as provided during Employee’s employment with Employer for a period of two (2) years from the effective date of the Change in Control, except as provided below in Section 5.3(C)(1) and Section 5.3(C)(2).

(1)    Employee agrees that he shall accept any plan coverage changes that may occur during the two (2)-year period, which apply to all employees in the workforce.

(2)    Employee agrees that he will notify Employer (or any successor of Employer) if he becomes employed in any capacity with another employer and becomes eligible to receive medical and dental insurance benefits through that employment prior to the expiration date of the two (2) year period set forth in this section. At such time, Employer shall no longer be obligated to provide Employee with medical and dental insurance benefits.

6.    Proprietary Information; Confidentiality.

6.1.    Confidential Information. Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement, any of Employer's Confidential Information (as defined below). Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Employer's possession and (2) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement. "Confidential Information" means any Employer proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Employer, either directly or indirectly, in writing, orally or by drawings, or by observation of products. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee. Employee further agrees not to use improperly or disclose or bring onto the premises of Employer any trade secrets of another person or entity during the term of this Agreement.

6.2.    Return of Property. Employee agrees that upon termination of employment with Employer, Employee will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.

6.3.    Notification of New Employer. Employer shall have the right to notify any actual or potential future employer of Employee of Employee's rights and obligations under this Section 6 of the Agreement. Employee expressly authorizes such disclosure and waives any claims Employee may have against Employer resulting from the disclosure of Employee's obligations under this Section 6 to an actual or potential future employer of Employee.

6.4.    Other Agreements. Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Employer. Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

6.5.    Equitable Remedies. Employee agrees that it would be impossible or inadequate to measure and calculate Employer's damages from any breach of the covenants set forth in this Section 7 of the Agreement. Accordingly, Employer shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Section 7. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

7.    Miscellaneous.

7.1.    Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

7.2.    Enforcement. In the event of any dispute concerning any aspect of the obligations of the Company under this Agreement, the Company or its successor shall reimburse Employee all attorney fees and costs incurred by Employee in connection with adjudication of such matters.

7.3.    Choice of Law, Jurisdiction, Venue. This Agreement shall be interpreted in accordance with the laws of the State of California. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the Superior Court of California in and for the County of El Dorado..

7.4.    Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

7.5.    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

7.6.    Assignment. The parties agree that Employee's rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of Employer.

7.7.    Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and reckless.

7.8.    Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations and written agreements. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

7.9.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

7.10.      Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

DATED: March 30, 2004

THE RICEX COMPANY		EMPLOYEE

By:	/s/ Daniel L. McPeak, Sr.	/s/ Ike E. Lynch
	Daniel L. McPeak, Sr.	Ike E. Lynch
Its:	Chief Executive Officer